                               Exhibit 1.A.(5)(f)

           AccelPay Rider (Form ACCP) (an Accelerated Death Benefit)

                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO
                                (A STOCK COMPANY)

                           Home Office: Columbus Ohio
                      Administrative Office: P.O. Box 5068
                            Clearwater, Florida 33758

                          AN ACCELERATED BENEFIT RIDER

BENEFITS SPECIFIED UNDER YOUR POLICY WILL BE REDUCED IF YOU RECEIVE AN ACCELERATED DEATH BENEFIT. AN ACCELERATED DEATH BENEFIT IS A BENEFIT PAID WHILE THE INSURED IS LIVING THAT IS CONSIDERED TO BE A PREPAYMENT OF ALL OR A PORTION OF SUCH INSURED'S DEATH BENEFIT UNDER THE POLICY.

THE BENEFIT PAYMENT UNDER THIS RIDER MAY BE TAXABLE. YOU SHOULD CONTACT YOUR PERSONAL TAX ADVISOR FOR SPECIFIC ADVICE. RECEIPT OF THIS BENEFIT MAY ALSO AFFECT YOUR ELIGIBILITY FOR MEDICAID OR OTHER GOVERNMENTAL PROGRAMS.

The Owner may elect to receive a portion of this Policy's Death Benefit Proceeds, in a single sum or monthly benefit payments, when the Primary Insured has incurred a Chronic Illness, subject to the terms and conditions of this Rider. The Death Benefit Proceeds do not include amounts payable under any Riders.

This Rider provides that the Owner may elect to receive a portion of the Policy's Death Benefit Proceeds when the Insured becomes eligible for benefits by being certified as a Chronically Ill Individual and is confined to a Nursing or Assisted Living Facility, subject to terms and conditions defined in this Rider.

This Rider is attached to and made part of Your Policy as of the Rider Effective Date. This Rider is subject to all of the policy's provisions that do not conflict with the Rider's provisions. In case of conflict between the Policy and this Rider, the Rider provisions will control.

                                                                     DEFINITIONS
================================================================================
IMMEDIATE FAMILY  A spouse, child, brother, sister, parent, grandparent or grandchild of the Insured or Owner.

PHYSICIAN         A Doctor of Medicine or a Doctor of Osteopathy licensed to practice medicine and treat injury or illness in the state in which treatment is received and who is acting within the scope of that license. A Physician must be someone other than:

                           the Primary Insured;
                           the Owner;
                           a person who lives with the Primary Insured or Owner; or a person who is part of the Primary Insured's or Owner's Immediate Family.

BENEFITS
================================================================================
SINGLE SUM        The one time payment of 10% of the Death Benefit Proceeds, not
BENEFIT           to exceed $15,000, that We will pay, after We receive proof satisfactory to Us that the Insured has met the requirements described below, if the Owner selects the Single Sum Benefit option instead of the Maximum Monthly Benefit option. The acceleration of a Single Sum Benefit will terminate this Rider.

MAXIMUM MONTHLY   The maximum amount that We will pay in any one policy month
BENEFIT           while the Insured is confined in a Nursing or Assisted Living
                  Facility and otherwise satisfies the terms set forth in the Benefits provision.

                  After We receive proof satisfactory to Us that the Insured has met the requirements described below, we will pay the Owner up to the Maximum Monthly Benefit for each policy month during which the Insured continues to meet such eligibility requirements. The Maximum Monthly Benefit that We will pay, as shown on the Policy Schedule Page, will start as of the monthly policy date immediately following the date the Elimination Period has been satisfied. After the first month the unused benefit is cumulative, that is any unused portion of the Maximum Monthly Benefit may be added to any subsequent Maximum Monthly Benefit.

CHANGES TO THE    Any decreases to an Insured's Death Benefit resulting from the
MAXIMUM MONTHLY   Owner's exercise of rights under the Policy will cause a
BENEFIT           reduction in the Insured's Maximum Monthly Benefit. The
                  reduction in the Maximum Monthly Benefit will be proportional to the reduction in the Death Benefit.

                  Any increase to an Insured's Death Benefit resulting from the exercise of any rights under the Policy to increase such Insured's Specified Amount will result in an adjustment to such Insured's Maximum Monthly Benefit. The Owner must send us an application for such increase and provide proof to Our satisfaction that such Insured is then insurable.

                  A change to the Maximum Monthly Benefit resulting from a change in an Insured's Death Benefit will be applied on or following the date of the change.

MULTIPLE POLICY   The Owner may purchase this Rider on multiple policies
BENEFITS          covering the same Primary Insured as long as the combined
                  Specified Amount does not exceed two million dollars. The same expense will not be covered under more than one policy.

PAYMENT OF        We will pay the Owner the applicable Rider benefit, subject to
BENEFIT           all of the following conditions:

                  (1)      The Insured is Chronically Ill; and
                  (2) The Insured is Confined in a Nursing or Assisted Living Facility in which Confinement begins while this Rider is In Force; and

                  (3)      The Insured satisfies the Elimination Period; and
                  (4)      The Policy to which this Rider is attached is In
                           Force; and
                  (5)      The Policy has not been assigned.

                  Assisted Living Facility means a facility engaged primarily in providing on-going care and related services that meets all of the following criteria:

                  (1) It is appropriately licensed or certified to provide these services, if such licensing or certification is required by the state in which it operates; and
                  (2) It provides twenty-four hour a day, seven days a week, care and services sufficient to support needs resulting from inability to perform Activities of Daily Living or from Severe Cognitive Impairment; and
                  (3) It has an awake, trained and ready-to-respond employee on duty in the facility at all times to provide care; and
                  (4) It provides three meals a day and accommodates special dietary needs; and
                  (5) It has written contractual arrangements or otherwise ensures that residents receive the medical care services of a Physician or Registered Professional Nurse in case of emergency; and
                  (6) It has appropriate methods and procedures to assist residents in the self-administration of prescribed medications.

                  Examples of an Assisted Living Facility include, but are not limited to, residential care facilities, board and care facilities, adult foster homes, and hospice care facilities.

                  Determination of whether Confinement to an Assisted Living Facility is eligible for benefits is based on whether the facility meets the requirements set forth above.

                  Nursing Facility means a health care facility or a distinct part of a hospital or other institution that meets all of the following standards:

                  (1) It operates under a license issued by the appropriate licensing agency to provide nursing care and related services; and
                  (2) It provides, in addition to room and board, 24 hour a day, 7 days a week, nursing care and related services on a continuing inpatient basis, to 6 or more individuals; and
                  (3) It provides on a formal prearranged basis, that a duly licensed physician will be available in case of emergency; and
                  (4) It has a planned program of policies and procedures developed with the advice of and periodically reviewed by, at least one physician; and
                  (5)      It maintains a clinical record of each patient.

                  NOTE: Assisted Living Facility and Nursing Facility do not mean a hospital. Nor do they mean a facility or part of a facility that is operated mainly for the treatment and care of mental, nervous, psychotic or psychoneurotic deficiencies or disorders; or tuberculosis; or drug addiction; or rehabilitation; or occupational therapy.

                  To be eligible for benefit payments for an Insured under this Rider, the following conditions must be met:

                  (1) Such Insured must be Chronically Ill, as determined, and certified at least once every 12 months, by a Licensed Health Care Practitioner (a Physician, registered professional nurse or licensed social worker), and must incur expense for care, covered by this Rider, which begins while the Policy and this Rider are In Force; and
                  (2) The care provided must constitute eligible services, as described in this Rider, and must be provided as part of a Plan of Care (a written individualized plan of services developed by a Licensed Health Care Practitioner. It does not include a member of the Owner's or the Insured's Immediate Family, or anyone who normally resides in the Owner's or the Insured's home or residence), approved and reconfirmed in writing, at least once every 90 days by a Licensed Health Care Practitioner.

                  Chronically Ill means that a person has been certified by a Licensed Health Care Practitioner during the preceding 12 month period as:

                  (1) Unable and expected to continue to be unable to perform (without Substantial Assistance, actual physical hands-on assistance by another individual without which the individual would not be able to perform the Activity of Daily Living) at least two of six Activities of Daily Living for a period of at least 90 days, within a 365 day period, due to a loss of functional capacity; or
                  (2) Requiring Substantial Supervision (such as may result from wandering) for a period of at least 90 days, within a 365 day period, by another person to protect oneself and/or others from threats to health and safety due to Severe Cognitive Impairment. Substantial Supervision means continual supervision, which may include cueing by verbal prompting, gestures, or other demonstrations, by another person that is necessary to protect the severely cognitively impaired individual from threats to his or her health or safety.

                  Activities of Daily Living mean certain basic daily tasks necessary to maintain a person's health and safety. These activities are described below:

                  (1) Bathing means the ability to wash oneself on a routine basis by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower;
                  (2) Continence means the ability to maintain control of bowel and bladder function; or, when unable to maintain control of bowel or bladder function, the ability to perform associated personal hygiene (including caring for catheter or colostomy bag).
                  (3) Dressing means putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.
                  (4) Eating means feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.
                  (5) Toileting means getting to and from the toilet; getting on and off the toilet; and performing associated personal hygiene.
                  (6) Transferring means moving into or out of a bed, chair or wheelchair.

                  Severe Cognitive Impairment means deterioration or loss in intellectual capacity that is measured by clinical evidence and standardized tests which reliably measure impairment in:

                  (1)      short term or long term memory; and
                  (2)      orientation to people, places or time; and
                  (3)      deductive or abstract reasoning.

                  Such deterioration or loss must place the person in jeopardy of harming oneself, therefore requiring Substantial Supervision by another person.

ELIMINATION       The Elimination Period starts on the first date that an
PERIOD            Insured meets the requirements in the Benefits provision of this Rider and lasts through the 90 days, within a 180 day period, that an Insured is Chronically Ill and resides in a facility as defined in this Rider. During an Elimination
                  Period, no benefits are payable.

WAIVER BENEFIT    For each Policy Month that benefits are received under this
                  Rider, We will waive the Monthly Deductions for the Policy.

                                                                      EXCLUSIONS
================================================================================
We will not pay any benefit for any of the following:

(1)      Services for illness or medical condition resulting from

         (a) bodily injuries of which there is no visible contusion or wound on the exterior of the body; or
         (b)      attempted suicide or self-destruction while sane or insane; or
         (c)      alcoholism or drug addiction; or
         (d) bodily injury sustained as the result of war, whether declared or not, riot or insurrection; or;
         (e) bodily injury sustained while operating, riding in, or descending from any kind of aircraft if You are:
                  1.       a pilot, officer, or member of a crew; or
                  2. being flown for the purpose of descent from such aircraft while in flight; or
                  3. giving or receiving any kind of training or instruction; or
                  4.       having any duties aboard such aircraft.
         (f)      mental or nervous disorders; or
         (g) bodily injuries sustained while participating in or attempting to commit an assault or felony; or
         (h) any poison, gas or fumes voluntarily administered, absorbed or inhaled.

(2) Services provided in a government facility unless the Insured is charged for the confinement or services or unless otherwise required by law;

(3)      Services for which benefits are available under any of the following:
         Medicare (including that which would have been payable but for the application of a deductible or coinsurance amount), other governmental programs (except Medicaid), state or federal worker's compensation laws, employer's liability or occupational disease law, or any motor vehicle no-fault law;

(4) Services provided to the Insured by a member of the Insured's Immediate Family, or anyone who normally resides in the Owner's or the Insured's home or residence;

(5) Services for which no charge is normally made in the absence of insurance; or

(6)      Confinement or care received outside the United States.

This Rider will cover eligible services, as described in this Rider, resulting from a clinical diagnosis of Alzheimer's Disease or similar forms of irreversible loss of mental capacity. Any exclusion contained in this Rider for mental disorders does not apply to this condition.

EFFECT OF RIDER BENEFITS ON THE POLICY
================================================================================

Any benefit paid under the terms of this Rider is considered a prepayment of a portion of such Insured's Death Benefit Proceeds provided by the Policy. Any benefit payment will reduce such Insured's Death Benefit by a like amount. After any benefit payment, the Specified Amount will be reduced in the same proportion as the reduction in such Insured's Death Benefit. If the Policy provides Cash Surrender Values, then after any benefit payment, the Cash Value, any outstanding policy loan and any Surrender Charge in effect will be reduced in the same proportion as the reduction in the Insured's Death Benefit. We will waive the policy's monthly deduction while benefits under this Rider are being paid.

CLAIMS
================================================================================

NOTICE OF CLAIM   To claim benefits under this Rider, the Owner must send Us a written notice of claim and Proof of Loss satisfactory to Us.
                  The notice must be signed by the Owner, identify the Primary
                  Insured, the Policy, and the benefit selected. It must also include the written consent of any irrevocable beneficiaries, the required certification from a Licensed Health Care
                  Practitioner that the Insured is Chronically Ill, and a copy of the Plan of Care established for such Insured. Proof of Loss is a written documentation of the expenses incurred by an Insured for eligible services. The notice of claim and initial
                  Proof of Loss must be given to us within 60 days after the date that expenses are first incurred for eligible services or, as soon as reasonably possible. This notice must be sent to Us at Our Office. We will send the Owner claim forms when
                  We receive Written Notice of claim.

CLAIM FOR
CONTINUING LOSS   We must receive written Proof of Loss within [90] days after the end of each month for which benefits may be paid. If it was not reasonably possible to give Us written Proof of Loss in the time required, We will not reduce or deny a claim for being late if Proof of Loss is filed as soon as reasonably possible. Unless the claimant is not legally capable, the required Proof of Loss must always be given to Us no later than 1 year from the time specified.

TIME OF PAYMENT   After We receive the proper written Proof of Loss, We will pay
OF CLAIM          any benefits then due:
                  1.       Monthly, when the loss is expected to result in
                           on-going benefits; or
                  2.       Immediately, or upon termination of our liability,
                           when the loss is not expected to continue.

                  If loss is expected to result in on-going benefits, We reserve the right to set a minimum for the benefit that will be paid in a given month. This minimum amount will not exceed $500. If the total incurred expenses reimbursable under this Rider in a given month is less than this minimum amount, we may postpone making a payment until we receive Proof of Loss for incurred expenses totaling at least this minimum amount.

PAYMENT OF        All benefits will be paid to the Owner. Any accrued benefits
BENEFITS          unpaid at the Insured's death will be paid to the Owner. If the Insured is the Owner, then any accrued benefits unpaid at the Insured's death will be paid to the Insured's estate.

CLAIM REVIEW,     We will have the right to examine an Insured and/or perform an
RECERTIFICATION   onsite assessment of an Insured when and as often as We may
AND PHYSICAL      reasonably require while a claim is pending. Any such
EXAMINATION       examination will be performed at Our expense by a Licensed
                  Health Care Practitioner of Our choice.

                  In addition, once every 12 months while benefits are being paid for an Insured under this Rider, We will require a written recertification from a Licensed Health Care Practitioner that the Insured remains Chronically Ill.

                                                              GENERAL PROVISIONS
================================================================================

RIDER CHARGE      The initial monthly deduction for this Rider, as shown on page
                  4 of the Policy. The monthly deductions for this Rider at each Monthiversary will be determined as follows:

                  1. Divide the death benefit on the Monthiversary by the factor stated in step one of the Policy's Monthly Cost of Insurance provision .
                  2. Reduce the result by the Cash Value on the Monthiversary; and
                  3. Multiply (2) by the appropriate Rider Monthly Cost of Insurance Rate.

                  Monthly Cost of Insurance Rates after the first Month will not exceed the Maximum Cost of Insurance Rates for this Rider stated in the Policy

RIDER MONTHLY     The Rider Monthly Cost of Insurance rates may vary by Your
COST OF           sex, Age at issue, Age at the time of any change in Specified
INSURANCE RATES   Amount, Rate Band, plan of insurance, Rate Class, and the
                  duration from the Rider Date or the date of any change in Specified Amount. Different Monthly Cost of Insurance rates may apply if the Specified Amount has changed following the Rider Date. Monthly Cost of Insurance rates may be changed by Us from time to time. A change in the cost of insurance rates will apply to all persons of the same Attained Age, sex, plan of insurance, Rate Band, Rate Class, and whose riders or changes have been in effect for the same length of time. The rates will not exceed those shown in Table of Guaranteed
                  Maximum Life Insurance Rates for this Rider, as shown in the Policy.

INCONTESTABILITY  This Rider will be contestable, on the same basis as the
                  Policy, during the lifetime of the Primary Insured, for 2 years from the effective date of this Rider.

TERMINATION       This Rider will terminate on the earliest of:

                  1.       The date the Policy terminates; or
                  2. The Monthly Policy Date following our receipt of the Owner's written request to terminate this Rider; or
                  3. The date the Death Benefit, excluding riders, on the Primary Insured is reduced to zero, or
                  4.       The date a Single Sum Benefit is elected.

                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO

                                   [SIGNATURE]